UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                                  FORM 4

[ ] Check this box if no longer                  OMB APROVAL
    subject to Section 16. Form 4 or             OMB NUMBER:  3235-0287
    Form 5 obligations may continue.             Expires: September 30, 1998
    See Instruction 1(b).                        Estimated average burden
                                                 hours per response........0.5

  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935
          or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1. Name and Address of Reporting Person*

    Husain                            M.                         Fazle
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     (Last)                         (First)                      (Middle)

    c/o The Medicines Company
    One Cambridge Center
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                                   (Street)

    Cambridge                          MA                             02142
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     (City)                         (State)                           (Zip)


2.   Issuer Name and Ticker or Trading Symbol

     The Medicines Company (MDCO)
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3.   I.R.S. or Social Security Number of Reporting Person (Voluntary)


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4.   Statement for Month/Year

     06/01
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5.   If Amendment, Date of Original (Month/Day/Year)


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6.   Relationship of Reporting Person(s) to Issuer   (Check all applicable)

     X Director                                          10% Owner
    ---                                               ---

       Officer (give title below)                        Other (specify below)
    ---                                               ---

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7.   Individual or Joint/Group Filing (Check Applicable Line)

 X      Form filed by One Reporting Person
----

        Form filed by More than One Reporting Person
----


      Table I -- Non-Derivative Securities Acquired, Disposed of, or
                            Beneficially Owned

1.   Title of Security    2. Trans-  3. Trans-     4. Securities Acquired  5. Amount of Securities  6. Ownership     7. Nature of
     (Instr. 3)              action     action        (A) or Disposed of      Beneficially Owned       Form: Direct     Indirect
                             Date       Code          (D) (Instr. 3, 4        at End of Month          (D) or In-       Beneficial
                                        (Instr.8)     and 5)                  (Instr. 3 and 4)         direct (I)       Ownership
                             (Month/                                                                   (Instr. 4)       (Instr. 4)
                             Day/                         (A) or
                             Year)    Code    V    Amount   (D)    Price
------------------------- ---------   ----   ---   -------  --- ---------  --------------------     --------------   -------------
Common Stock              06/15/01     J1          8,051    A       0                8,051                 D         through
                                                                                                                     participation

Common Stock                                                                     1,652,986                 I(2)      through
                                                                                                                     partnerships


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                                          (Over)
                                                                 SEC 1474 (7-96)


Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of               2. Conversion or   3. Transaction Date   4. Transaction  5. Number of      6. Date Exercisable and
    Derivative                Exercise Price     (Month/Day/Year)      Code            Derivative        Expiration Date
    Security                  of Derivative                            (Instr. 8)      Securities        (Month/Day/Year)
    (Instr. 3)                Security                                                 Acquired (A)
                                                                                       or Disposed of
                                                                                       (D) (Instr. 3,
                                                                                       4 and 5)
                                                                                                           Date       Expiration
                                                                      Code  V          (A)   (D)        Exercisable      Date
--------------------------------------------------------------------------------------------------------------------------------



1.  Title of               7. Title and Amount of            8. Price of      9. Number of     10. Ownership    11. Nature of
    Derivative                Underlying Securities             Derivative       derivative        Form of          Indirect
    Security                  (Instr. 3 and 4)                  Security         Securities        Derivative       Beneficial
    (Instr. 3)                                                  (Instr. 5)       Beneficially      Security:        Ownership
                                                    Amount                       Owned at End      Direct (D)       (Instr. 4)
                                                    or                           of Month          or Indirect
                                                    Number                       (Instr. 4)        (I)
                                                    of                                             (Instr. 4)
                               Title                Shares
--------------------------------------------------------------------------------------------------------------------------------


Explanation of Responses:

1. The Reporting Person received 8,051 shares of Common Stock in a distribution-in-kind from Morgan Stanley Venture Partners III, L.L.C., the general partner (the "General Partner") of Morgan Stanley Venture Partners III,
L.P., Morgan Stanley Venture Investors III, L.P., and The Morgan Stanley
Venture Partners Entrepreneur Fund, L.P (collectively, the "Funds"). The
General Partner had received the shares of Common Stock in distributions-in-kind from the Funds.

2. The Reporting Person is a managing member of the General Partner. The
Reporting Person disclaims any beneficial ownership of any of the securities owned by the Funds except to the extent of his proportionate pecuniary interest in the General Partner.

**Intentional misstatements or omissions of facts constitute Federal           /s/ Debra Abramovitz               July 3, 2001
  Criminal Violations.                                                   -------------------------------     -----------------------
                                                                         **Signature of Reporting Person              Date
                                                                           Debra Abramovitz, Attorney-
                                                                           in-Fact for M. Fazle Husain


Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                                                                                                              Page 2
                                                                                                                     SEC 1474 (7-96)

                               POWER OF ATTORNEY

     Know all by these presents, that the undersigned hereby constitutes and appoints Debra Abramovitz, the undersigned's true and lawful attorney-in-fact to:

     (1) execute for an on behalf of the undersigned, in the undersigned's capacity as a director of The Medicines Company (the "Company"), Forms 3, 4, and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder;

     (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4, or 5 and timely file such form with the United States Securities and Exchange Commission and stock exchange or similar authority; and

     (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.

     The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

     This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

         IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 3rd day of July, 2001.


                                                      /s/ M. Fazle Husain
                                                   -------------------------
                                                             Signature


                                                          M. Fazle Husain
                                                   -----------------------------
                                                            Print Name


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